UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

KELLY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-1510762
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

999 West Big Beaver Road Troy, Michigan	48084
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Form 8-A/A is filed by Kelly Services, Inc. (the “Registrant”) to reflect the expiration of the common stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Registrant on January 12, 2026.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

On January 29, 2026, the Board of Directors (the “Board”) of the Registrant approved an Amendment No. 1 to Stockholder Rights Plan (the “Amendment”) to the Registrant’s Stockholder Rights Plan, dated as of January 11, 2026 (the “Rights Plan”). The Amendment provides that the Expiration Time under Section 7(a) of the Rights Plan will occur immediately prior to the closing of the transactions contemplated by the Share Purchase Agreement, dated January 9, 2026, between the Terence E. Adderley Revocable Trust K and Hunt Equity Opportunities, LLC (the “Closing”), if and when such Closing occurs, and confirms that the Final Expiration Time remains the close of business on January 10, 2027. The Closing occurred on January 30, 2026, and, immediately prior to the Closing, the common stock purchase rights (the “Rights”) expired. As a result, each share of (i) Class A Common Stock, par value $1.00 per share, of the Registrant (“Class A Common Stock”) and (ii) Class B Common Stock, par value $1.00 per share, of the Registrant (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) is no longer accompanied by a Right to purchase from the Registrant, under certain circumstances, one Fractional Share Bundle (as defined below) at an exercise price of $44.00 per Right, subject to adjustment. A “Fractional Share Bundle” means (i) 0.9833 shares of Class A Common Stock, which fraction of a share of Class A Common Stock is subject to adjustment (a “Class A Common Stock Fraction”), and (ii) 0.0167 shares of Class B Common Stock, which fraction of a share of Class B Common Stock is subject to adjustment (a “Class B Common Stock Fraction”). Stockholders of the Registrant are not entitled to any payment as a result of the expiration of the Rights Plan or the Rights.

Item 2. Exhibits.

Exhibit Number	Description

4.1	Amendment No. 1 to Stockholder Rights Plan, dated as of January 30, 2026, by the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 30, 2026)

4.2	Stockholder Rights Plan, dated as of January 11, 2026, by the Registrant (which includes the Form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Class A Common Stock and Class B Common Stock as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 12, 2026)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KELLY SERVICES, INC.

Date: January 30, 2026	By:	/s/ Vanessa Peterson Williams
Vanessa Peterson Williams
EVP, General Counsel and Corporate Secretary